Exhibit 5.1

July 6, 2016

Apricus Biosciences, Inc.
11975 El Camino Real, Suite 300
San Diego, CA 92130
Ladies and Gentlemen:
We have acted as local Nevada counsel to Apricus Biosciences, Inc., a Nevada corporation (the “Company”), in connection with the offering and sale of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), with an aggregate value of up to $7,600,000 pursuant to that certain Common Stock Purchase Agreement, dated as of July 5, 2016 (the “Purchase Agreement”), by and between the Company and Aspire Capital Fund, LLC, an Illinois limited liability company, as buyer (the “Buyer”), including: (i) 1,518,987 shares of Common Stock to be issued to the Buyer in consideration of the Buyer entering into the Purchase Agreement (the “Commitment Shares”), (ii) 2,531,645 shares of Common Stock to be issued and sold to the Buyer on the date hereof pursuant to the Purchase Agreement (the “Initial Purchase Shares”), and (iii) such additional shares of Common Stock, if any, to be issued and sold to the Buyer pursuant to the Purchase Agreement (the “Additional Purchase Shares” and together with the Commitment Shares and the Initial Purchase Shares, the “Shares”), all as more fully set out in the base prospectus, dated August 25, 2014 (the “Base Prospectus”), included in the Registration Statement on Form S-3 (File No. 333-198066) (the “Registration Statement”) filed by the Company under the Securities and Exchange Act of 1933, as amended, with the Securities and Exchange Commission, as supplemented by the prospectus supplement, dated July 5, 2016 (together with the Base Prospectus, the “Prospectus”). This opinion letter is being delivered at your request pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.
In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuances of the Shares as contemplated by the Purchase Agreement and as described in the Registration Statement and the Prospectus. For purposes of this opinion letter, and except to the extent set forth in the opinions below, we have assumed that all such proceedings have been or will be timely completed in the manner presently proposed in the Registration Statement, the Prospectus and the Purchase Agreement.
For purposes of rendering the opinions hereinafter expressed, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement, including the Prospectus, (ii) the Purchase Agreement, (iii) the articles of incorporation and bylaws of the Company, each as amended to date, and (iv) such other agreements, instruments, corporate records and other documents as we have deemed necessary or appropriate. We have also obtained from officers, representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of issuing this opinion letter.
Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that (i) each natural person executing any of the documents we reviewed has sufficient legal capacity to do so; (ii) all documents submitted to us as originals are authentic, the signatures on all documents we reviewed are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (iii) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete, and (iv) after any issuance of Shares, the total number of issued and outstanding shares of Common Stock, together with the total number of shares of Common Stock then reserved for issuance or obligated to be issued by the Company pursuant to any agreement or arrangement or otherwise, will not exceed the total number of shares of Common Stock then authorized under the Company’s articles of incorporation.
100 North City Parkway, Suite 1600
Las Vegas, NV 89106-4614
main 702.382.2101
bhfs.com
Brownstein Hyatt Farber Schreck, LLP

Exhibit 5.1

Apricus Biosciences, Inc.
July 6, 2016

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.
Based on the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:
1.    The Commitment Shares and the Initial Purchase Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable.

2.    The Additional Purchase Shares have been duly authorized by the Company and, when and to the extent issued and sold in accordance with all applicable terms and conditions of, and in the manner contemplated by, the Purchase Agreement, including payment in full to the Company of all consideration required therefor, and as described in the Registration Statement and the Prospectus, the Additional Purchase Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after such time as the Registration Statement, including the Prospectus, is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Brownstein Hyatt Farber Schreck, LLP